Exhibit 10.36

SURGICAL CARE AFFILIATES, INC.

2016 OMNIBUS LONG-TERM INCENTIVE PLAN

CASH INCENTIVE AWARD AGREEMENT

This Cash Incentive Award Agreement (this “Agreement”) is entered into as of                      (the “Grant Date”), by and between Surgical Care Affiliates, Inc., a Delaware corporation (the “Company”), and                     , an employee of the Company or one or more of its Subsidiaries (the “Participant”).

Pursuant to the Surgical Care Affiliates, Inc. 2016 Omnibus Long-Term Incentive Plan (the “Plan”), the Board of Directors of the Company, or its Compensation Committee or a designee thereof (the “Administrator”), has determined that the Participant shall be granted an Incentive Award in the form of a cash bonus (the “Cash Incentive Award”) upon the terms and subject to the conditions hereinafter contained. Pursuant to Section 7 of the Plan, the Administrator has the authority to designate, and has so designated, the Cash Incentive Award as “Performance-Based Compensation” in order to qualify such Cash Incentive Award as “performance-based compensation” under Section 162(m) of the Code. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan.

1.     Cash Incentive Award and Payment. The Participant is hereby granted the right to earn a Cash Incentive Award in the target amount of $         (the “Target Award”), subject to the restrictions set forth herein. This Cash Incentive Award represents the right to earn up to      percent (    %) of the Target Award and the actual amount of the Participant’s Cash Incentive Award, if any, shall be determined pursuant to Section 2 below, upon the terms and subject to the conditions set forth in this Agreement and the Plan. For purposes of this Agreement, the term “Performance Period” shall be the period commencing on                      and ending on                     .

2.     Performance Goal; Earned Cash Award.

(a)    The amount of the Cash Incentive Award earned by the Participant for the Performance Period will be determined at the end of the Performance Period based on the level of achievement of the Performance Goal in accordance with Exhibit A. Subject to the terms of this Agreement, if the threshold level of the Performance Goal is not reached for the Performance Period, the Participant’s right to receive the Cash Incentive Award pursuant to this Agreement shall automatically expire and be forfeited without payment of any consideration, effective as of the last day of the Performance Period. All determinations of whether the Performance Goal has been achieved, the amount of the Cash Incentive Award earned by the Participant, and all other matters related to this Section 2 shall be made by the Administrator in its sole discretion.

(b)    Promptly following completion of the Performance Period, and in any event within two and one-half (2  1⁄2) months following the end of the Performance Period, (a) the Administrator will review and certify in writing (i) whether, and to what extent, the Performance Goal for the Performance Period has been achieved, and (ii) the amount of the Cash Incentive Award that the Participant has earned (the “Earned Cash Award”), and (b) the Company shall pay the amount of the Earned Cash Award to the Participant. Such written certification of the Administrator shall be final, conclusive and binding on the Participant, and on all other persons, to the maximum extent permitted by law.

3.    Effect of Certain Changes.

(a)    Notwithstanding Section 4 hereof, in the event the Company terminates the Participant’s Employment without Cause following the consummation of a Change in Control, with such termination occurring during the Performance Period, then the Cash Incentive Award shall be deemed earned at the

Target Award level on the effective date of the Change in Control and such Earned Cash Award shall be paid as soon as practicable after such termination of Employment, and in any event not more than 30 days following such termination of Employment, but only if permissible under Section 409A of the Code; if such settlement is not permissible under Section 409A of the Code, then settlement shall occur in accordance with the other terms of this Agreement. For purposes hereof, “Cause” shall mean, unless otherwise provided in an employment agreement in effect immediately prior to such termination, (i) a failure of the Participant to reasonably and substantially perform his or her duties to the Company or any of its Subsidiaries (other than as a result of physical or mental illness or injury); (ii) the Participant’s willful misconduct or gross negligence; (iii) a breach by the Participant of the Participant’s fiduciary duty or duty of loyalty to the Company or any of its Affiliates; (iv) the commission by the Participant of any felony or other serious crime; or (v) a breach by the Participant of the terms of any agreement with the Company or any Subsidiary or any Company policies.

(b)    If the Participant is a party to an employment agreement with the Company or any subsidiary of the Company that contains a provision that provides for the payment of any portion of a cash bonus or cash incentive award upon a termination of Employment without Cause following the consummation of a Change in Control, then the terms of Section 3(a) hereof shall be disregarded and the terms of such employment agreement shall control.

4.     Termination of Employment.

(a)    In the event that the Participant ceases to be Employed by the Company or any of its Subsidiaries for any reason other than death or disability prior to the last day of the Performance Period, the Participant’s right to receive the Cash Incentive Award pursuant to this Agreement shall automatically expire and be forfeited without payment of any consideration, effective as of the date of the termination of Employment.

(b)    In the event that the Participant ceases to be Employed by the Company or any of its Subsidiaries as a result of the Participant’s death or disability prior to the last day of the Performance Period, the Participant will receive a pro rata portion of the Earned Cash Award otherwise payable pursuant to Section 2 hereof, with such pro rata portion calculated by multiplying the Earned Cash Award that would have been paid had the Participant’s Employment not terminated during the Performance Period by a fraction, the numerator of which equals the number of days that the Participant was employed during the Performance Period and the denominator of which equals the total number of days in the Performance Period. The Company shall pay the pro rata portion of the Earned Cash Award in accordance with the timing specified in Section 2(b) hereof.

5.     Taxes. The Participant shall be liable for the taxes with respect to the Earned Cash Award. The Company shall be entitled to offset the amount due for any such taxes against any amounts, including shares of Common Stock, owed by the Company to the Participant, whether under this Agreement or otherwise, to the extent permitted by Section 409A of the Code.

6.     No Guarantee of Employment. Nothing set forth herein or in the Plan shall (i) confer upon the Participant any right of continued Employment for any period by the Company or any of its Subsidiaries, (ii) entitle the Participant to remuneration or benefits not set forth in the Plan, or (iii) interfere with or limit in any way the right of the Company or any Subsidiary to terminate such Participant’s Employment.

7.     Notices. Any notice required or permitted under this Agreement shall be in writing and deemed given when (i) delivered personally, (ii) mailed by United States certified or registered mail, return receipt requested, postage prepaid, or (iii) delivered by overnight courier service. Such notices shall be sent to the Participant at the last address specified in the Company’s records (or such other address as the Participant may designate in writing to the Company), or to the Company at the following address (or such other address as the Company may designate in writing to the Participant):

Surgical Care Affiliates, Inc.

569 Brookwood Village, Suite 901

Birmingham, AL 35209

Attn: General Counsel

8.     Failure To Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

9.     Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Delaware, without regard to its conflict of law principles.

10.     Incorporation of Plan. A copy of the Plan is attached hereto and incorporated herein by reference and made a part of this Agreement. This Agreement and the Performance Shares shall be subject to the terms of the Plan, as it may be amended from time to time, provided that such amendment of the Plan is made in accordance with Section 16 of the Plan.

11.     Clawback Policies. Notwithstanding anything in the Plan to the contrary, the Company will be entitled, to the extent permitted or required by applicable law (including Section 409A of the Code), Company policy and/or the requirements of an exchange on which the Company’s shares are listed for trading, in each case, as in effect from time to time, to recoup compensation of whatever kind paid by the Company or any of its Affiliates at any time to a Participant under the Plan and the Participant, by accepting this award of Performance Shares pursuant to the Plan and this Agreement, agrees to comply with any Company request or demand for such recoupment.

12.     Section 162(m). The payment of the Earned Cash Award under this Agreement is intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. This Cash Incentive Award shall be construed and administered in a manner consistent with such intent.

13.    Employment Agreement. Notwithstanding anything contained in this Agreement to the contrary, to the extent that the terms set forth in this Agreement are inconsistent with equivalent terms of any employment agreement between the Participant and the Company (including, without limitation, the terms relating to the consequences of a termination of the Participant’s Employment), the terms of such employment agreement shall control.

14.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original but all of which together shall represent one and the same agreement.

SURGICAL CARE AFFILIATES, INC.:		PARTICIPANT:

By:
	Name:	[Name]
Title:

Date:

EXHIBIT A

Performance Goal

The Participant’s Target Award is $         and the Earned Cash Award will be based     % on the Company’s attainment of the Adjusted E-NCI Target (as defined below),     % on the Company’s attainment of the Patient Satisfaction Net Promoter Score (“NPS”) Target (as defined below) and     % on the Company’s attainment of the New Investments Performance Target (as defined below) (collectively, the “Performance Goal”). The Participant is eligible to receive (i) $         if the Company attains the Adjusted E-NCI Target (the “Adjusted E-NCI Award”), (ii) $         if the Company attains the Patient Satisfaction NPS Target (the “Patient Satisfaction NPS Award”) and (iii) $         if the Company attains the New Investments Performance Target (the “New Investments Performance Award”). Depending on the Company’s achievement of the Performance Goal, the Participant may earn between 0% (if the minimum thresholds set forth below are not reached) and     % of the Target Award (if the maximum thresholds set forth below are reached).

Determining the Earned Cash Award

Except as otherwise provided in the Plan or the Agreement, the Earned Cash Award with respect to the Performance Period shall be based on the following three (3) Performance Criteria:

1.	Adjusted E-NCI:

(a)	“Adjusted EBITDA-NCI” (or “Adjusted E-NCI”) is defined as net income (loss) attributable to the Company before interest income, income tax expense, debt related interest expense and amortization of debt discount, depreciation and amortization, income or loss from discontinued operations (net of income tax expense), and gains or losses on sale of investments or disposal of assets; and any other adjustments for non-recurring items as approved by the Compensation Committee.

(b)	The target Adjusted E-NCI (the “Adjusted E-NCI Target”) for the Performance Period is $ , and the percentage of the Adjusted E-NCI Award that the Participant will earn is based on the Company’s Adjusted E-NCI in (“Actual Adjusted E-NCI”) compared to the Adjusted E-NCI Target, as follows:

•	Threshold: % of the Adjusted E-NCI Award is earned if Actual Adjusted E-NCI is % of the Adjusted E-NCI Target. None of the Adjusted E-NCI Award is earned if Actual Adjusted E-NCI is less than % of the Adjusted E-NCI Target.

•	Target: % of the Adjusted E-NCI Award is earned if Actual Adjusted E-NCI is % of the Adjusted E-NCI Target.

•	Maximum: % of the Adjusted E-NCI Award is earned if Actual Adjusted E-NCI equals or exceed % of the Adjusted E-NCI Target.

•	Interpolation: The Company will interpolate between the threshold, target and maximum goals.

2.	Patient Satisfaction NPS:

(a)	“Patient Satisfaction Net Promoter Score” (or “Patient NPS”) is a measure of loyalty based on asking patients whether they would recommend our facilities to a friend or family member or colleague.

(b)	The target Patient Satisfaction NPS (the “Patient Satisfaction NPS Target”) for the Performance Period is a Patient Satisfaction NPS of , and the percentage of the Patient Satisfaction NPS Award that the Participant will earn is based on the Company’s Patient Satisfaction NPS in (“Actual Patient Satisfaction NPS”), as follows:

•	Threshold: % of the Patient Satisfaction NPS Award is earned if the Actual Patient Satisfaction NPS is . None of the Patient Satisfaction NPS Award is earned if the Actual Patient Satisfaction NPS is less than .

•	Target: % of the Patient Satisfaction NPS Award is earned if the Actual Patient Satisfaction NPS is .

•	Interpolation: The Company will interpolate between the threshold and target goals.

3.	New Investments Performance:

(a)	“New Investments Performance” is the performance of investments in new facilities for the trailing 24 months compared to the projected performance.

(b)	The target New Investments Performance (the “New Investments Performance Target”) for the Performance Period is %, and the percentage of the New Investments Performance Award that the Participant will earn is based on the Company’s New Investments Performance in (“Actual New Investments Performance”), as follows:

•	Threshold: % of the New Investments Performance Award is earned if Actual New Investments Performance is %. None of the New Investments Performance Award is earned if Actual New Investments Performance is less than %.

•	Target: % of the New Investments Performance Award is earned if Actual New Investments Performance is %.

•	Maximum: % of the New Investments Performance Award is earned if Actual New Investments Performance equals or exceeds %.

Interpolation: The Company will interpolate between the threshold, target and maximum goals.

5